UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 3, 2006

Boyd Gaming Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

1-12882	88-0242733
(Commission File Number)	(I.R.S. Employer Identification No.)

2950 Industrial Road Las Vegas, Nevada 89109
(Address of Principal Executive Offices) (Zip Code)

(702) 792-7200

(Registrant’s Telephone Number, Including Area Code)

____________________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 3, 2006, Echelon Resorts Corporation, referred to as “ERC,” a wholly-owned subsidiary of Boyd Gaming Corporation, referred to as the “Company,” entered into a joint venture agreement with Morgans/LV Investment LLC, referred to as “MLV,” a wholly-owned subsidiary of Morgans Hotel Group LLC, pursuant to which the joint venture will develop Delano Las Vegas and Mondrian Las Vegas to be located within the Company’s planned Echelon Place development discussed in Item 8.01 below. The Company and Morgans Hotel Group LLC are also parties to the joint venture agreement for limited purposes. ERC and MLV each initially have a 50% interest in the joint venture. After certain milestones in the joint venture development process have been met, MLV will contribute approximately $97.5 million in cash and ERC will contribute approximately 6.5 acres of land to the joint venture. In addition to their capital contributions, ERC and MLV will jointly seek to arrange non-recourse project financing of approximately $500.0 million. MLV is responsible for the design, development and construction of the joint venture hotels. MLV will also be responsible for the operation and management of the hotels under the terms of a related management agreement. Major decisions of the joint venture will require the consent of both MLV and ERC. The continuance of the joint venture is conditional upon, among other things, obtaining project financing on or before June 30, 2008 or another mutually agreed-upon date. The JV and its members may have indemnification obligations to one another in some circumstances under the joint venture agreement.

The foregoing description of the joint venture agreement is qualified in its entirety by reference to the complete terms of the agreement, which is attached as Exhibit 10.51 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

As discussed in Item 8.01 below, on January 4, 2006, the Company announced that it plans to redevelop the 63-acre Las Vegas Strip property on which its Stardust Resort and Casino, referred to as the “Stardust,” is located. The Company plans to operate the Stardust through 2006, and thereafter to raze and dispose of the Stardust as the Company progresses with its redevelopment plans. On January 5, 2006, the Company commenced notifying Stardust employees regarding their employment for 2006 and how their employment may be impacted by such redevelopment plans. At this time, the Company is unable to provide an estimate regarding the amounts to be incurred or charges that will result from such exit or disposal activities related to the Stardust.

Item 2.06.	Material Impairments.

As discussed in Item 8.01 below, on January 4, 2006, the Company announced that it plans to redevelop the 63-acre Las Vegas Strip property on which the Stardust is located. The Company plans to operate the Stardust through 2006, and thereafter to raze and dispose of the Stardust as the Company progresses with its redevelopment plans. On January 3, 2006, the Company concluded that, in connection with its decision to raze and dispose of the Stardust, it expects to record a non-cash, pre-tax impairment charge for the fourth quarter of 2005 in the approximate range of $50 million to $60 million.

Item 8.01.	Other Events.

On January 4, 2006, the Company announced that it plans to redevelop the 63-acre Las Vegas Strip property on which the Stardust is located. The Company’s plans for the redevelopment project, referred to as Echelon Place, include a wholly-owned resort hotel, casino and spa and additional hotel and retail joint ventures between the Company and strategic partners. The Company expects to include four hotels in the project: Echelon Resort, the Shangri-La Hotel Las Vegas, Delano Las Vegas and Mondrian Las Vegas.

The Company anticipates that Echelon Resort will be wholly-owned and principally operated by it and will include two upscale hotel towers with an aggregate of approximately 3,300 guest rooms and suites and approximately 175,000 square feet of meeting space. The Company expects that each hotel tower will contain its own spa and will connect directly to extensive public areas containing an approximate 140,000 square foot casino, approximately 25 restaurants and bars, and pool and garden areas. The Company also plans to build an approximate 4,000 seat theater with a large stage and stadium seating designed to accommodate major concerts and production shows, as well as an approximate 1,500 seat theater to house smaller shows and touring acts.

The Company’s plans for Echelon Place also include the Shangri-La Hotel Las Vegas, which will be located within a portion of one of the upscale hotel towers of Echelon Resort. The Shangri-La Hotel Las Vegas is expected to include approximately 400 guest rooms and suites, a 20,000 square foot spa, two restaurants and meeting space. While the Company plans to own this hotel, the Company has entered into a management agreement with Shangri-La Hotels and Resorts for its management.

As discussed in Item 1.01 above, the Company has also entered into a 50/50 joint venture agreement with Morgans Hotel Group LLC for the development of two additional hotels within Echelon Place: Delano Las Vegas and Mondrian Las Vegas, which the Company expects will include approximately 600 and 1,000 guest rooms and suites, respectively. The Company anticipates that Delano Las Vegas will also feature a nightclub, spa, lobby bar and restaurant, and a private pool and recreation area. The Company expects that Mondrian Las Vegas will also feature a distinctive bar and restaurant, meeting and conference space, and a private pool and recreation area. Morgans Hotel Group LLC will manage both Delano Las Vegas and Mondrian Las Vegas pursuant to a management agreement.

The redevelopment plan also includes the Las Vegas ExpoCenter at Echelon Place, which will feature approximately 650,000 square feet of exhibition and pre-function space and approximately 175,000 square feet of meeting and conference space. In addition, Echelon Place is expected to include over 350,000 square feet of shopping, dining, nightlife and cultural space within the Retail Promenade, which the Company plans to develop with a joint venture partner. The Company also plans to reserve a three acre parcel within Echelon Place for future development.

The Company anticipates that the total cost of Echelon Place, including both its wholly-owned portions and the joint venture portions, will be approximately $4.0 billion. The Company expects its wholly-owned portions of Echelon Place, which include Echelon Resort and the Las Vegas ExpoCenter, to cost approximately $2.9 billion. The Company intends to finance its portion of Echelon Place project costs primarily with cash flow from operations, borrowings under its bank credit facility and equity or debt financings. The Company plans to develop Echelon Place in one phase and to open it in early 2010.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.51	Joint Venture Agreement, dated as of January 3, 2006, between Morgans/LV Investment LLC, Echelon Resorts Corporation and, for limited purposes, Boyd Gaming Corporation and Morgans Hotel Group LLC.

*        *        *

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can often be identified by their use of words such as “scheduled,” “expects,” “will,” “believe,” “plan,” and “potential,” as well as variations of those words and other comparable words and phrases referencing the future. Such statements include information regarding the Company’s plans, expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s planned Echelon Place development project and the individual hotel, casino, retail, entertainment, meeting and other components of the project which are expected to be part of the Echelon Place resort complex. Forward-looking statements also include statements regarding the anticipated cost and timing of construction and completion of Echelon Place and its individual components, the expected size, scope, branding, management, designs, features (including, but not limited to, the number of rooms and slots) and various amenities of Echelon Place and its constituent parts, the anticipated capital contributions in connection with the joint ventures the Company has entered into or may enter into with respect to Echelon Place, and the amount and timing of the impairment charge, and amounts that will be charged or incurred in connection with exit or disposal activities in connection with the announced intention to discontinue operations at the Stardust. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. The Company can provide no assurances that Echelon Place will be completed within the Company’s current timing or cost estimates, commence operations when expected, include all of the anticipated amenities, features, facilities or strategic partners, or that it will achieve market acceptance. All references to cost estimates, expected size, scope, branding, management, designs, features (including, but not limited to, the number of anticipated rooms and slots) and the various amenities of Echelon Place and its constituent parts are based on the Company’s current estimates and plans, and are all subject to change. In addition, the Echelon Place development project is subject to those risks inherent in the development and operation of a new business enterprise, including unanticipated design, construction, regulatory, environmental and operating problems and lack of demand for the project. If the Echelon Place development project does not become operational within the time frame or project cost currently contemplated or does not successfully compete in its market, it could have a material adverse effect on the Company’s business, financial condition and results of operations. Once Echelon Place becomes operational, it will face many of the same risks that the Company’s current properties face. The Company’s anticipated costs and construction period for the Echelon Place development project are based upon budgets, conceptual design documents and construction schedule estimates prepared by the Company in consultation with its architects and contractors. The cost of any project, including Echelon Place, may vary significantly from the Company’s expectations, and the Company may have a limited amount of capital resources to fund cost overruns on any project. If the Company cannot finance cost overruns on a timely basis, the completion of one or more projects, including Echelon Place and some or all of its constituent parts, may be delayed until adequate funding is available or may be discontinued. In addition to the ability to obtain necessary permits, competition, increased costs (including marketing costs), financial community and rating agency perceptions of the Company, changes in laws and regulations, including increased taxes, the availability and price of energy and fuel, weather, economic, credit and capital market conditions and the effects of war, terrorist or similar activity, additional factors that could cause actual results to differ from those expressed in forward-looking statements are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2004 on file with the Securities and Exchange Commission, and in its other current and periodic reports filed from time to time with the Commission. All forward- looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOYD GAMING CORPORATION

Date: January 9, 2006	By:	/s/ Ellis Landau
Ellis Landau
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
10.51	Joint Venture Agreement, dated as of January 3, 2006, between Morgans/LV Investment LLC, Echelon Resorts Corporation and, for limited purposes, Boyd Gaming Corporation and Morgans Hotel Group LLC.